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                                                                    EXHIBIT 99.1

VIDEO CITY TO ACQUIRE WEST COAST ENTERTAINMENT IN LARGEST VIDEO
Business Wire
August 3 1999 8:21 AM ET

Retail Acquisition Since 1994 Viacom/Blockbuster; Video City to Become 5th Largest Video Retailer in America

Business and Entertainment Editors

TORRANCE, Calif.-(BUSINESS WIRE)-Aug. 3, 1999-Video City, Inc. (OTC BB:VDCT) announced today that it has signed a definitive agreement to acquire West Coast Entertainment Corporation (OTC BB:WCEC).

Terms of the transaction call for each West Coast Entertainment shareholder to receive .333 shares of Video City Common Stock (subject to adjustments under certain conditions) and .05 shares of Video City Series F Preferred Stock ($25 stated value) for each share of West Coast Entertainment common stock.

Robert Y. Lee, Chairman and CEO of Video City added, "This accretive acquisition will give Video City the critical mass at the store front level, a profitable franchising operation, and a solid Internet site, all of which strengthen our position toward becoming a leading vertically integrated entertainment company."

Kyle Standley, President and CEO of West Coast Entertainment Corporation said "We are delighted that our shareholders will have the opportunity to participate in the future growth of Video City. We share Video City's enthusiasm for the future of the combined company and strongly support their business plan for the development of a vertical entertainment company."

"Both strategically, in terms of geographic locations, and operationally, in terms of gaining significant and immediate operating efficiencies, this acquisition will give us tremendous opportunities to increase shareholder value," added Richard Gibson, former Nike (NYSE:NKE) and Warner Bros (NYSE:TWX} executive, who will continue in his role as President and COO for Video City.

The transaction is slated to close by the end of 1999, at which time Mr. Standley is expected to enter into an arrangement to provide consulting and business development services for Video City. The transaction is subject to various closing conditions including satisfactory completion of due diligence investigations, financing, regulatory approval, fairness and tax opinions, stockholder approval, and approval of creditors and other third parties.

Janney Montgomery Scott, Inc., R.W. Pressprich & Company, Inc. and The Value Group, LLC are serving as financial advisors to Video City; Slusser Associates, Inc. is serving as financial advisor to West Coast Entertainment in this transaction.

Video City owns and operates 92 video stores in 12 states. It has grown substantially from 18 stores in the past year and a half and is one of the nation's fastest growing entertainment companies. West Coast operates 244 company owned stores and 126 franchise stores.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, such as statements of the Company's plans, activities, expectations and intentions, that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to make future acquisitions; the demand for video tapes, both rental and sales, which may be affected by seasonal factors, weather, the level of home viewing; competition from other retailers; the Company's ability to manage and staff its growth; and other factors disclosed under the caption "Special Considerations" in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999.